--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                  FORM 8-K/A1

                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

      DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):    AUGUST 30, 1996


                          CHASE BRASS INDUSTRIES, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)


         DELAWARE                            1-13394                      51-0328047
(STATE OR OTHER JURISDICTION               (COMMISSION                   (IRS EMPLOYER
      OF INCORPORATION)                    FILE NUMBER)              IDENTIFICATION NUMBER)


STATE ROUTE 15, MONTPELIER, OH                                                43543
(ADDRESS OF PRINCIPAL EXECUTIVE OFFICES)                                   (ZIP CODE)


REGISTRANT'S TELEPHONE NUMBER, INCLUDING AREA CODE:            (419) 485-3193



                                 NOT APPLICABLE
         (FORMER NAME OR FORMER ADDRESS, IF CHANGED SINCE LAST REPORT)




--------------------------------------------------------------------------------

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

                                                                                                       Page
                                                                                                       ----
(A)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED


The following interim combined financial statements of UNR Leavitt Division and Leavitt Structural Tubing Co. and
Subsidiary for the period ended August 30, 1996, are submitted herewith on the pages indicated:

Balance Sheet as of August 30, 1996, and December 31, 1995  . . . . . . . . . . . . . . . . . . . .        4
Statement of Income for the Periods Ended August 30, 1996, and August 31, 1995  . . . . . . . . . .        5
Statement of Cash Flows for the Periods Ended August 30, 1996, and August 31, 1995  . . . . . . . .        6
Statement of Changes in Divisions' Equity for the Periods Ended August 30, 1996,
  and August 31, 1995       . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        7
Notes to Interim Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .        8

The following combined financial statements of UNR Leavitt Division and Leavitt Structural Tubing Co. and Subsidiary for
the year ended December 31, 1995, are submitted herewith on the pages indicated:

Report of Independent Public Accountants (Arthur Andersen LLP)  . . . . . . . . . . . . . . . . . .       12
Balance Sheet as of December 31, 1995 and 1994  . . . . . . . . . . . . . . . . . . . . . . . . . .       13
Statement of Income for the Years Ended December 31, 1995, 1994 and 1993  . . . . . . . . . . . . .       14
Statement of Cash Flows for the Years Ended December 31, 1995, 1994 and 1993  . . . . . . . . . . .       15
Statement of Changes in Divisions' Equity for the Years Ended
  December 31, 1995, 1994 and 1993  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       16
Notes to Financial Statements . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       17

(B)  PRO FORMA COMBINED FINANCIAL INFORMATION

The following unaudited pro forma combined financial information of Chase Brass Industries, Inc. and UNR Leavitt
Division and Leavitt Structural Tubing Co. and Subsidiary are submitted herewith on the pages indicated:

Pro Forma Combined Financial Information  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       24
Consolidated Balance Sheet as of September 30, 1996 . . . . . . . . . . . . . . . . . . . . . . . .       25
Notes to Consolidated Balance Sheet . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .       26
Pro Forma Combined Statement of Operations as of December 31, 1995  . . . . . . . . . . . . . . . .       29
Pro Forma Combined Statement of Operations as of September 30, 1996 . . . . . . . . . . . . . . . .       30
Notes to Pro Forma Combined Statement of Operations . . . . . . . . . . . . . . . . . . . . . . . .       31

                          CHASE BRASS INDUSTRIES, INC.


(C)  EXHIBITS

Exhibit No.                                        Description
-----------                                        -----------
      2.1       Sale and Purchase Agreement dated as of May 15, 1996, among Chase Brass Industries, Inc., Leavitt
                Structural Tubing Co. and UNR Industries, Inc. (incorporated by reference to Exhibit 2.1 to Registrant's
                Form 10-Q for the quarter ended June 30, 1996).

      2.2       Assignment and Assumption Agreement dated June 27, 1996, by and between Chase Brass Industries, Inc. and
                Leavitt Tube Company, Inc. (incorporated by reference to Exhibit 2.3 to Registrant's Form 10-Q for the quarter ended June 30, 1996).

      2.3       Amendment No. 1 to Sale and Purchase Agreement dated as of July 1, 1996, by and among Chase Brass
                Industries, Inc., Leavitt Tube Company, Inc., Leavitt Structural Tubing Co. and UNR Industries, Inc.
                (incorporated by reference to Exhibit 2.2 to Registrant's Form 10-Q for the quarter ended June 30,
                1996).

      2.4**     Amendment No. 2 to Sale and Purchase Agreement dated as of August 29, 1996, among Chase Brass
                Industries, Inc., Leavitt Tube Company, Inc., Leavitt Structural Tubing Co. and UNR Industries, Inc.

     23.1*      Consent of Arthur Andersen LLP.

    99.1**      Credit Agreement by and among Chase Brass Industries, Inc., the banks referred to therein and PNC Bank,
                National Association, as Agent, dated as of August 30, 1996.

    99.2**      Press Release of Registrant dated August 30, 1996.


 * Filed herewith.

** Previously filed with the Registrant's Form 8-K dated September 13, 1996.


                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY


                            COMBINED BALANCE SHEETS

                  AS OF AUGUST 30, 1996, AND DECEMBER 31, 1995



                              A S S E T S                              1996             1995
                                                                   -------------    -------------

CURRENT ASSETS:                                                      (unaudited)
    Cash                                                           $   1,291,039    $      16,250
    Accounts receivable, less allowance for doubtful accounts of
       $431,848 and $331,295 in 1996 and 1995, respectively           13,477,819       11,162,607
    Inventories                                                       29,255,843       32,789,374
    Prepaid expenses                                                      73,517          244,454
                                                                   -------------    -------------
                  Total current assets                                44,098,218       44,212,685
                                                                   -------------    -------------
PROPERTY, PLANT AND EQUIPMENT:
    Land                                                               5,471,419        5,471,419
    Buildings                                                         17,941,786       17,941,786
    Machinery, equipment and leasehold improvements                   67,230,496       65,638,901
                                                                   -------------    -------------
                                                                      90,643,701       89,052,106
    Less- Accumulated depreciation                                   (60,306,823)     (57,565,017)
                                                                   -------------    -------------
                  Net property, plant and equipment                   30,336,878       31,487,089
                                                                   -------------    -------------
                  Total assets                                     $  74,435,096    $  75,699,774
                                                                   =============    =============


                   LIABILITIES AND DIVISIONS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt                              $     128,892    $   3,931,421
    Accounts payable                                                   9,542,092        9,364,977
    Other accrued liabilities                                          2,977,305        4,569,674
                                                                   -------------    -------------
                  Total current liabilities                           12,648,289       17,866,072
                                                                   -------------    -------------

LONG-TERM DEBT                                                           661,565       13,903,898
                                                                   -------------    -------------
DIVISIONS' EQUITY:
    Additional paid-in capital                                        25,598,694       22,856,029
    Intercompany account                                             (82,527,423)    (100,739,736)
    Retained earnings                                                118,053,971      121,813,511
                                                                   -------------    -------------
                  Total divisions' equity                             61,125,242       43,929,804
                                                                   -------------    -------------
                  Total liabilities and divisions' equity
                                                                   $  74,435,096    $  75,699,774
                                                                   =============    =============


   The accompanying notes to unaudited interim combined financial statements are an integral part of these combined balance sheets.

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY



                         COMBINED STATEMENTS OF INCOME

     FOR THE EIGHT MONTH PERIODS ENDED AUGUST 30, 1996 AND AUGUST 31, 1995

                                  (UNAUDITED)



                                                    1996           1995
                                                ------------   ------------
NET SALES                                       $101,890,194   $108,149,782

COST OF PRODUCTS SOLD                             89,053,877     91,745,684
                                                ------------   ------------
                  Gross profit                    12,836,317     16,404,098

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
       Selling expenses                            2,475,996      2,528,643
       General and administrative expenses         2,570,891      2,740,455
                                                ------------   ------------
                  Operating income                 7,789,430     11,135,000

INTEREST EXPENSE                                     932,768      1,197,725
                                                ------------   ------------
INCOME BEFORE INCOME TAXES                         6,856,662      9,937,275

INCOME TAX PROVISION                               2,742,665      3,974,910
                                                ------------   ------------
NET INCOME                                      $  4,113,997   $  5,962,365
                                                ============   ============


   The accompanying notes to unaudited interim combined financial statements are an integral part of these statements.

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY



                       COMBINED STATEMENTS OF CASH FLOWS

     FOR THE EIGHT MONTH PERIODS ENDED AUGUST 30, 1996 AND AUGUST 31, 1995

                                  (UNAUDITED)



                                                           1996            1995
                                                       ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                         $  4,113,997    $  5,962,365
    Adjustments for noncash items included
      in net income-
          Income tax provision                            2,742,665       3,974,910
          Depreciation                                    2,741,806       2,989,992
    Cash effects of changes in assets and
      liabilities-
          (Increase) decrease in accounts receivable     (2,315,212)      2,070,156
          (Increase) decrease in inventories              3,533,531       2,517,941
          (Increase) decrease in prepaid expenses           170,937          45,028
          Increase in accounts payable                      177,115       2,127,051
          Increase (decrease) in other
            accrued liabilities                          (1,592,369)       (649,957)
                                                       ------------    ------------
                  Net cash provided by
                    operating activities                  9,572,470      19,037,486
                                                       ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                                 (1,591,595)     (1,017,756)
                                                       ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid                                       (7,873,537)     (4,901,044)
    Repayment of debt                                   (17,044,862)     (2,367,378)
    Net change in intercompany account                   18,212,313     (10,751,308)
                                                       ------------    ------------
                  Net cash used in financing
                    activities                           (6,706,086)    (18,019,730)
                                                       ------------    ------------
NET INCREASE (DECREASE) IN CASH                           1,274,789            --

CASH, beginning of period                                    16,250          16,250
                                                       ------------    ------------
CASH, end of period                                    $  1,291,039    $     16,250
                                                       ============    ============

CASH PAID DURING THE PERIOD FOR INTEREST               $  1,250,573    $  1,330,064
                                                       ============    ============
CASH PAID DURING THE PERIOD FOR INCOME TAXES           $       --      $       --
                                                       ============    ============


   The accompanying notes to unaudited interim combined financial statements are an integral part of these statements.

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY



              COMBINED STATEMENTS OF CHANGES IN DIVISIONS' EQUITY

     FOR THE EIGHT MONTH PERIODS ENDED AUGUST 30, 1996 AND AUGUST 31, 1995



                                               Additional
                                                 Paid-in       Intercompany        Retained
                                                 Capital          Account          Earnings
                                              -------------    -------------    -------------
BALANCE, December 31, 1994                    $  18,024,434    $ (80,048,942)   $ 119,467,161

    Net income                                         --               --          5,962,365
    Dividends paid                                     --               --         (4,901,044)
    Net change in intercompany account, net            --        (10,751,308)            --
    Income tax contribution                       3,974,910             --               --
                                              -------------    -------------    -------------
BALANCE, August 31, 1995                      $  21,999,344    $ (90,800,250)   $ 120,528,482
                                              =============    =============    =============

BALANCE, December 31, 1995                    $  22,856,029    $(100,739,736)   $ 121,813,511

    Net income                                         --               --          4,113,997
    Dividends paid                                     --               --         (7,873,537)
    Net change in intercompany account, net            --         18,212,313             --
    Income tax contribution                       2,742,665             --               --
                                              -------------    -------------    -------------
BALANCE, August 30, 1996                      $  25,598,694    $ (82,527,423)   $ 118,053,971
                                              =============    =============    =============


   The accompanying notes to unaudited interim combined financial statements are an integral part of these statements

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY


            NOTES TO UNAUDITED INTERIM COMBINED FINANCIAL STATEMENTS





1.   ORGANIZATION AND PRESENTATION:

On August 30, 1996, Chase Brass Industries, Inc. acquired UNR Leavitt Division and Leavitt Structural Tubing Co.("LSTC") and Subsidiary (collectively referred to as "Leavitt") from UNR Industries, Inc.("UNR"). The accompanying unaudited interim combined financial statements as of and for the eight month period ended August 30, 1996 reflect historical Leavitt financial information prior to the acquisition and do not include any purchase accounting adjustments resulting from the acquisition. Financial information for the eight month period ended August 31, 1995 is shown for comparative purposes.

Accounting policies used in the preparation of the unaudited interim combined financial statements are consistent with the accounting policies described in the Notes to Combined Financial Statements for the year ended December 31, 1995. Certain information and footnote disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission, although management believes that the disclosures are adequate to make the information presented not misleading. In the opinion of management, the interim combined financial statements reflect all adjustments consisting only of normal recurring adjustments which are necessary for a fair presentation of Leavitt's financial position, results of operations and cash flows for the periods presented. The results for such interim periods are not necessarily indicative of results for the full year. These combined financial statements should be read in conjunction with the combined financial statements for the year ended December 31, 1995 and the accompanying notes thereto.


2. INVENTORIES:

Inventories are stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market. Inventory costs include material, labor and factory overhead. Inventories as of August 30, 1996 and December 31, 1995 are summarized as follows:

                                                        1996             1995
                                                    -----------      -----------
Raw materials                                       $12,694,864      $12,018,317
Work in process                                       3,346,593        3,443,541
Finished goods                                       13,214,386       17,327,516
                                                    -----------      -----------
                  Total inventories                 $29,255,843      $32,789,374
                                                    ===========      ===========

3. RELATED-PARTY TRANSACTIONS:

Balances due to or due from UNR are netted and reflected in the "Intercompany account" in the accompanying combined balance sheets in the divisions' equity section. These amounts arise principally from net cash advances and property transfers.

4. INCOME TAXES:

As of January 1, 1992, Leavitt adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Beginning in 1991, UNR agreed to pay income taxes on behalf of Leavitt. Prior to the adoption of SFAS 109, Leavitt was not required to reflect a tax provision in its combined income statement. Similarly for the eight month periods ended August 30, 1996 and August 31, 1995, any income tax liability resulting from the application of SFAS 109 is the responsibility of UNR. Therefore, the current liability-related provision reflected on the combined statements of income has been eliminated by a credit to paid-in capital on the combined balance sheet.

Leavitt's tax provision has been computed under the separate return method. Income tax expense for the eight month periods ended August 30, 1996 and August 31, 1995 consists of a current provision of $2,742,665 and $3,974,910, respectively. Leavitt's deferred temporary differences are not significant and have not been recorded.


5. LONG-TERM DEBT:

The borrowings of Leavitt as of August 30, 1996 and December 31, 1995 consisted of the following:

                                                          1996           1995
                                                      -----------    -----------
First mortgage payable at prime rate plus 1/4%        $      --      $11,509,319
Mortgages payable at 9.5%                                    --        5,028,775
Capital leases                                            790,457        883,902
Other                                                        --          413,323
                                                      -----------    -----------
                  T o t a l                           $   790,457    $17,835,319
                                                      ===========    ===========
Classified on the balance sheet as follows-
       Current portion of long-term debt              $   128,892    $ 3,931,421
       Long-term debt                                     661,565     13,903,898
                                                      -----------    -----------
                  T o t a l                           $   790,457    $17,835,319
                                                      ===========    ===========

LSTC has pledged all property, plant and equipment as collateral for the first mortgage payable

The first mortgage payable contains certain financial covenants. The most restrictive of these covenants requires LSTC to maintain a Liabilities to Net Worth ratio, as defined, of not greater than 2.0 to 1. LSTC is in compliance with its loan covenants as of August 30, 1996.

UNR Leavitt Division has outstanding mortgages payable with a maturity date of August 1, 2005 , related to its building on 115th Street. The interest rate is 9.5%. Leavitt has pledged all property and plant as collateral for the mortgages payable.

In August 1996, LSTC transferred the remaining debt on the first mortgage payable and the UNR Leavitt Division mortgages payable related to its building on 115th Street to UNR Industries, Inc., as UNR is assuming this debt.

6. OTHER ACCRUED LIABILITIES:

Other accrued liabilities as of August 30, 1996 and December 31, 1995 consist of the following:


                                                      1996               1995
                                                   ----------         ----------
Accrued salaries and wages                         $  681,037         $  740,686
Accrued vacation                                      854,753            894,254
Real estate taxes                                     784,315          1,088,349
Other accrued liabilities                             657,200          1,846,385
                                                   ----------         ----------
                  Total                            $2,977,305         $4,569,674
                                                   ==========         ==========

                    UNR LEAVITT DIVISION AND LEAVITT
                    STRUCTURAL TUBING CO. AND
                    SUBSIDIARY


                    COMBINED FINANCIAL STATEMENTS
                    AS OF DECEMBER 31, 1995 AND 1994
                    TOGETHER WITH AUDITORS' REPORT

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS



To the Management of
UNR Leavitt Division and Leavitt
Structural Tubing Co. and Subsidiary:

We have audited the accompanying combined balance sheets of UNR LEAVITT DIVISION (a division of UNR Industries, Inc.) AND LEAVITT STRUCTURAL TUBING CO. (a Delaware corporation and a wholly-owned subsidiary of UNR Industries, Inc.) AND SUBSIDIARY as of December 31, 1995 and 1994, and the related combined statements of income, divisions' equity and cash flows for each of the three years in the period ended December 31, 1995. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of UNR Leavitt Division and Leavitt Structural Tubing Co. and Subsidiary as of December 31, 1995 and 1994, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1995, in conformity with generally accepted accounting principles.





Chicago, Illinois,
August 31, 1996

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY



                            COMBINED BALANCE SHEETS

                        AS OF DECEMBER 31, 1995 AND 1994



                             A S S E T S                               1995             1994
                             -----------                           -------------    -------------
CURRENT ASSETS:
    Cash                                                           $      16,250    $      16,250
    Accounts receivable, less allowance for doubtful accounts of
       $331,295 and $524,279 in 1995 and 1994, respectively           11,162,607       15,477,010
    Inventories                                                       32,789,374       38,234,928
    Prepaid expenses                                                     244,454          208,510
                                                                   -------------    -------------
                  Total current assets                                44,212,685       53,936,698
                                                                   -------------    -------------
PROPERTY, PLANT AND EQUIPMENT:
    Land                                                               5,471,419        5,471,419
    Buildings                                                         17,941,786       16,259,040
    Machinery, equipment and leasehold improvements                   65,638,901       65,691,506
                                                                   -------------    -------------
                                                                      89,052,106       87,421,965
    Less- Accumulated depreciation                                   (57,565,017)     (53,377,216)
                                                                   -------------    -------------
                  Net property, plant and equipment                   31,487,089       34,044,749
                                                                   -------------    -------------
                  Total assets                                     $  75,699,774    $  87,981,447
                                                                   =============    =============


                  LIABILITIES AND DIVISIONS' EQUITY

CURRENT LIABILITIES:
    Current portion of long-term debt                              $   3,931,421    $   3,212,645
    Accounts payable                                                   9,364,977        3,972,407
    Other accrued liabilities                                          4,569,674        5,517,848
                                                                   -------------    -------------
                  Total current liabilities                           17,866,072       12,702,900
                                                                   -------------    -------------

LONG-TERM DEBT                                                        13,903,898       17,835,894
                                                                   -------------    -------------
DIVISIONS' EQUITY:
    Additional paid-in capital                                        22,856,029       18,024,434
    Intercompany account                                            (100,739,736)     (80,048,942)
    Retained earnings                                                121,813,511      119,467,161
                                                                   -------------    -------------
                  Total divisions' equity                             43,929,804       57,442,653
                                                                   -------------    -------------
                  Total liabilities and divisions' equity          $  75,699,774    $  87,981,447
                                                                   =============    =============


            The accompanying notes to combined financial statements
             are an integral part of these combined balance sheets.

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY



                         COMBINED STATEMENTS OF INCOME

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                    1995           1994           1993
                                                ------------   ------------   ------------
NET SALES                                       $156,332,848   $175,122,836   $149,890,655

COST OF PRODUCTS SOLD                            135,124,239    147,255,872    125,170,129
                                                ------------   ------------   ------------
                  Gross profit                    21,208,609     27,866,964     24,720,526

SELLING, GENERAL AND ADMINISTRATIVE EXPENSES:
       Selling expenses                            3,677,195      3,874,953      3,963,748
       General and administrative expenses         3,699,722      4,507,281      3,947,143
                                                ------------   ------------   ------------
                  Operating income                13,831,692     19,484,730     16,809,635

INTEREST EXPENSE                                   1,752,703      1,864,400      2,123,730
                                                ------------   ------------   ------------
INCOME BEFORE INCOME TAXES                        12,078,989     17,620,330     14,685,905

INCOME TAX PROVISION (Note 2)                      4,831,595      7,048,132      5,874,362
                                                ------------   ------------   ------------
NET INCOME                                      $  7,247,394   $ 10,572,198   $  8,811,543
                                                ============   ============   ============



            The accompanying notes to combined financial statements
                   are an integral part of these statements.

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY



                       COMBINED STATEMENTS OF CASH FLOWS

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                   1995            1994            1993
                                               ------------    ------------    ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
    Net income                                 $  7,247,394    $ 10,572,198    $  8,811,543
    Adjustments for noncash items included
      in net income-
          Income tax provision                    4,831,595       7,048,132       5,874,362
          Depreciation                            4,314,387       4,237,182       4,301,663
    Cash effects of changes in assets and
      liabilities-
          (Increase) decrease in accounts
            receivable                            4,314,403      (2,340,881)     (3,525,737)
          (Increase) decrease in
            inventories                           5,445,554      (7,761,449)     (1,541,769)
          (Increase) decrease in prepaid
            expenses                                (35,944)         32,808        (215,456)
          Increase in accounts payable            5,392,570         188,832       2,445,184
          Increase (decrease) in other
            accrued liabilities                    (948,174)      1,317,060         172,635
                                               ------------    ------------    ------------
                  Net cash provided by
                    operating activities         30,561,785      13,293,882      16,322,425
                                               ------------    ------------    ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
    Capital expenditures                         (1,756,727)     (2,209,540)     (1,057,245)
                                               ------------    ------------    ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
    Dividends paid                               (4,901,044)     (4,420,614)     (4,853,751)
    Repayment of debt                            (3,213,220)     (1,310,839)     (3,628,724)
    Net change in intercompany account          (20,690,794)     (5,355,411)     (6,782,816)
                                               ------------    ------------    ------------
                  Net cash used in financing
                    activities                  (28,805,058)    (11,086,864)    (15,265,291)
                                               ------------    ------------    ------------
NET DECREASE IN CASH                                   --            (2,522)           (111)

CASH, beginning of year                              16,250          18,772          18,883
                                               ------------    ------------    ------------
CASH, end of year                              $     16,250    $     16,250    $     18,772
                                               ============    ============    ============

CASH PAID DURING THE YEAR FOR INTEREST         $  1,805,234    $  1,566,876    $  2,127,123
                                               ============    ============    ============
CASH PAID DURING THE YEAR FOR INCOME TAXES
                                               $       --      $       --      $       --
                                               ============    ============    ============



            The accompanying notes to combined financial statements
                   are an integral part of these statements.

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY



              COMBINED STATEMENTS OF CHANGES IN DIVISIONS' EQUITY

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993



                                                Additional
                                                  Paid-in      Intercompany        Retained
                                                  Capital         Account          Earnings
                                              -------------    -------------    -------------
BALANCE, December 31, 1992                    $   5,101,940    $ (67,910,715)   $ 109,357,785

    Net income                                         --               --          8,811,543
    Dividends paid                                     --               --         (4,853,751)
    Net change in intercompany account, net            --         (6,782,816)            --
    Income tax contribution                       5,874,362             --               --
                                              -------------    -------------    -------------
BALANCE, December 31, 1993                       10,976,302      (74,693,531)     113,315,577

    Net income                                         --               --         10,572,198
    Dividends paid                                     --               --         (4,420,614)
    Net change in intercompany account, net            --         (5,355,411)            --
    Income tax contribution                       7,048,132             --               --
                                              -------------    -------------    -------------
BALANCE, December 31, 1994                       18,024,434      (80,048,942)     119,467,161

    Net income                                         --               --          7,247,394
    Dividends paid                                     --               --         (4,901,044)
    Net change in intercompany account, net            --        (20,690,794)            --
    Income tax contribution                       4,831,595             --               --
                                              -------------    -------------    -------------
BALANCE, December 31, 1995                    $  22,856,029    $(100,739,736)   $ 121,813,511
                                              =============    =============    =============



            The accompanying notes to combined financial statements
                    are an integral part of these statements

     UNR LEAVITT DIVISION AND LEAVITT STRUCTURAL TUBING CO. AND SUBSIDIARY


                     NOTES TO COMBINED FINANCIAL STATEMENTS

                        DECEMBER 31, 1995, 1994 AND 1993



1.   NATURE OF OPERATIONS:

The UNR Leavitt Division includes the Leavitt, Jackson, Hammond and Production Tube operating divisions of UNR Industries, Inc. ("UNR"). Leavitt Structural Tubing Co. ("LSTC") is a wholly-owned subsidiary of UNR. The financial information related to LSTC includes the accounts of its wholly-owned subsidiary, Holco Corporation. The UNR Leavitt Division and LSTC (collectively referred to as "Leavitt") manufacture structural and mechanical steel tubular products. Leavitt's steel tubing is found in a broad range of consumer and commercial products, including furniture, housewares, exercise equipment, lawn care products, toys, shopping carts, business furniture and fixtures, storage racks, ornamental iron products and animal confinement equipment. Leavitt's products are used in manufacturing, construction and farm equipment, nonresidential construction projects, electrical and mechanical equipment and various other structural fabrication applications.

Leavitt conducts its business at its five manufacturing facilities, of which three are located in Illinois, one in Indiana and one in Mississippi. Leavitt's headquarters are located in Chicago, Illinois.

2.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

         a.   Principles of Combination and Presentation

The financial statements include the combined accounts of the UNR Leavitt Division and Leavitt Structural Tubing Co. and Subsidiary, as defined above. All significant intercompany transactions have been eliminated in combination.

         b.   Cash

Leavitt transfers all customer cash receipts to UNR as part of the UNR zero balance account. Leavitt maintains a separate payroll account and its own petty cash.

         c.   Inventories

Inventories are stated at the lower of cost, on a first-in, first-out (FIFO) basis, or market. Inventory costs include material, labor and factory overhead. Inventories as of December 31, 1995 and 1994, are summarized as follows:

                                                       1995             1994
                                                    -----------      -----------
Raw materials                                       $12,018,317      $13,581,309
Work in process                                       3,443,541        4,822,755
Finished goods                                       17,327,516       19,830,864
                                                    -----------      -----------
                  Total inventories                 $32,789,374      $38,234,928
                                                    ===========      ===========

         d.   Property, Plant and Equipment

Property, plant and equipment are recorded at cost. Expenditures for maintenance and repairs are charged directly against income. When properties are retired or otherwise disposed of, the original cost and accumulated depreciation are removed from the respective accounts and the profit or loss resulting from the disposal is reflected in income. Major renewals and betterments are capitalized. Depreciation is generally provided on the straight-line method for financial reporting purposes and on the accelerated method for tax purposes. Estimated useful lives are as follows:

     Buildings                                           20-27.5 years
     Machinery, equipment and leasehold
       improvements                                       3-10 years
                                                         =============

         e.   Related-Party Transactions

Balances due to or due from UNR are netted and reflected in the "Intercompany account" in the accompanying combined balance sheets in the divisions' equity section. These amounts arise principally from net cash advances and property transfers.

Kaufmann Electric Co., an Illinois corporation, 25% owned by William S. Leavitt (a Director of UNR during 1993 and a portion of 1994), with the remainder owned by Leavitt family members who are stockholders of UNR, supplied certain of Leavitt's electrical service requirements at a cost to Leavitt of $0, $400,000 and $393,000 in 1995, 1994 and 1993, respectively. As of December 1994, electricians of Kaufmann Electric Co. became part of Leavitt's payroll. In the opinion of Leavitt, these costs are comparable to prices generally charged by electrical contractors.

Leavitt participates in UNR-sponsored insurance programs which include coverage in the U.S. for medical, workers' compensation, product liability, property and general liability insurance. Leavitt paid UNR $981,690, $1,014,557 and $1,066,291 for medical insurance for the years ended December 31, 1995, 1994 and 1993, respectively. Leavitt paid UNR $710,832 for third-party administrators for workers' compensation, product liability, property and general liability insurance for the years ended December 31, 1995, 1994 and 1993.

         f.   Income Taxes

As of January 1, 1992, Leavitt adopted Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" ("SFAS 109"). Beginning in 1991, UNR agreed to pay income taxes on behalf of Leavitt. Prior to the adoption of SFAS 109, Leavitt was not required to reflect a tax provision in its combined income statement. Similarly for 1995, 1994 and 1993, any income tax liability resulting from the application of SFAS 109 is the responsibility of UNR. Therefore, the current liability-related provision reflected on the combined statements of income has been eliminated by a credit to paid-in capital on the combined balance sheet.

Leavitt's tax provision has been computed under the separate return method. Income tax expense for 1995, 1994 and 1993 consists of a current provision of $4,831,595, $7,048,132 and $5,874,362, respectively. Leavitt's tax provision differed from the statutory U.S. federal income tax rate as follows:

                                        1 9 9 5                         1 9 9 4                         1 9 9 3
                                  -----------------------         -----------------------          -----------------------
                                    Amount       Percent            Amount       Percent             Amount       Percent
                                  ----------    ---------         ----------    ---------          ----------    ---------
Computed statutory
    provision                     $4,227,646       35%            $6,167,115       35%             $5,140,067      35%
State taxes, net of
    federal effect
                                     603,949        5                881,017        5                 734,295       5
                                  ----------       ---            ----------       ---             ----------      ---
                                  $4,831,595       40%            $7,048,132       40%             $5,874,362      40%
                                  ==========       ===            ==========       ===             ==========      ===

Leavitt's deferred temporary differences are not significant and have not been recorded.

         g.   Accounting Estimates

The preparation of these financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         h.   Pension and Profit Sharing Plans

Leavitt provides various pension plans covering substantially all of its union employees. Annual contributions of approximately $651,763, $770,277 and $557,416 were made to the plans in 1995, 1994 and 1993, respectively. The related pension asset or liability is recorded on a consolidated basis by UNR. Salaried employees are covered by a profit sharing plan. Discretionary contributions of $618,134, $600,767 and $522,813 were charged to expense in 1995, 1994 and 1993, respectively.

Net periodic pension expense for company-sponsored plans in 1995, 1994 and 1993 includes the following components (in thousands):

                                                         1995     1994      1993
                                                         ----     ----      ----
Service cost--benefits earned during the period          $186     $151       $145
Interest on projected benefit obligations                 414      344        321
Actual return on plan assets                             (321)    (420)      (430)
Net amortization and deferral                             (71)     (23)         -
                                                         ----     ----      -----
          Net periodic pension expense                   $208     $ 52        $36
                                                         ====     ====      =====

The following table sets forth the funded status of the plans at December 31, 1995 and 1994 (in thousands):

                                                                         1995       1994
                                                                       -------    -------
Fair market value of plan assets                                       $ 5,593    $ 5,576
                                                                       -------    -------
Actuarial present value of benefits for services rendered to date-
       Accumulated benefit obligation based on salaries to date,
          including vested benefits of $5,581 and $4,647 in 1995 and
          1994, respectively                                             5,927      4,931
       Additional benefits based on estimated future salary levels        --         --
                                                                       -------    -------
Projected benefit obligations                                            5,927      4,931
                                                                       -------    -------
Excess of plan assets over projected benefit obligations                  (334)       645
Unrecognized net transitional asset                                       (338)      (381)
Unrecognized market (gain)                                                (873)       145
Unrecognized prior service costs                                         1,231        567
                                                                       -------    -------
Prepaid (accrued) pension liability recognized on UNR's balance
    sheet at year-end                                                  $  (314)   $   976
                                                                       =======    =======

The expected long-term rate of return on plan assets was 8.5% for 1995, 1994 and 1993. The weighted average discount rate used in determining the actuarial present value of accumulated benefit obligations was 7.5% in 1995, 1994 and 1993.

         i.   Acquisition

Effective April 1, 1991, LSTC purchased all the issued and outstanding common stock of Holco Corporation ("Holco") for approximately $27.0 million. Holco's primary asset is a structural tube mill located in Chicago, Illinois. LSTC had leased the facility from its former owner since 1980 and continues to use the facility for the production of structural tubing.

The purchase price of approximately $27.0 million was financed through a $15.0 million first mortgage with a bank, payable over seven years, at prime rate plus 1/4%, a $7.0 million second mortgage provided by the seller, payable in equal installments over five years, beginning July, 1993, at a fixed rate of 11% and a $4.5 million intercompany loan from UNR. The acquisition was recorded using the purchase method of accounting.

3.   LONG-TERM DEBT:

The borrowings of Leavitt as of December 31, 1995 and 1994, consisted of the following:

                                                                      1995               1994
                                                                   -----------        -----------
First mortgage payable at prime rate plus 1/4%                     $11,509,319        $14,217,394
Mortgages payable at 9.5%                                            5,028,775          5,321,764
Second mortgage payable at 11.0%                                             -                  -
Capital leases                                                         883,902            997,142
Other                                                                  413,323            512,239
                                                                   -----------        -----------
                  T o t a l                                        $17,835,319        $21,048,539
                                                                   ===========        ===========
Classified on the balance sheet as follows-
       Current portion of long-term debt                           $ 3,931,421        $ 3,212,645
       Long-term debt                                               13,903,898         17,835,894
                                                                   -----------        -----------
                  T o t a l                                        $17,835,319        $21,048,539
                                                                   ===========        ===========

LSTC has pledged all property, plant and equipment as collateral for the first mortgage payable. The net book value of this property, plant and equipment was $19,467,113 as of December 31, 1995.

The first mortgage payable contains certain financial covenants. The most restrictive of these covenants requires LSTC to maintain a Liabilities to Net Worth ratio, as defined, of not greater than 2.0 to 1. LSTC's Liabilities to Net Worth ratio was .7 to 1 for 1995 and 1994.

During 1994, LSTC refinanced its debt by paying off the second mortgage (second mortgage payable at 11.0%), which had a balance of $5,600,000 at the time of refinancing, and borrowing an additional $7,000,000 from the bank holding the first mortgage and extending payment through 1999.

LSTC also has intercompany debt of $4,500,000 which represents a subordinated promissory note between Leavitt and UNR. This intercompany loan relates to LSTC's purchase of Holco (see Note 2i.). No interest rate or term date is indicated. Under an agreement with the holder of the first mortgage, LSTC is not permitted to make payments of principal or interest on the intercompany promissory note until the first mortgage has been fully paid. Since this intercompany debt will not be paid to UNR, the related amount is included in the Intercompany Account in the divisions' equity section in the accompanying combined balance sheets.

UNR Leavitt Division has outstanding mortgages payable with a maturity date of August 1, 2005 , related to its building on 115th Street. The interest rate is 9.5%. Leavitt has pledged all property and plant as collateral for the mortgages payable.

The required annual principal payments for 1996 through 2000 and thereafter on all outstanding debt are as follows:

1996                                    $ 3,931,421
1997                                      3,299,378
1998                                      3,317,811
1999                                      3,337,476
2000                                        683,331
Thereafter                                3,265,902
                                        -----------
                  Total                 $17,835,319
                                        ===========

4.   LEASES:

Leavitt leases one of its facilities under a capital lease, as defined by SFAS No. 13. Leavitt's property under the capital lease, which is included in plant and equipment, consists of $883,902 and $997,142 at December 31, 1995 and 1994, respectively (see Note 3).

Future minimum payments for the capital lease at December 31, 1995, are $121,809 in 1996, $131,028 in 1997, $140,943 in 1998, $151,611 in 1999,
$163,084 in 2000 and $175,427 thereafter.

5.   LITIGATION:

Leavitt is involved in various pending legal proceedings and claims arising in the normal course of its business. Although the outcome of such proceedings and claims cannot be determined with certainty, Leavitt is of the opinion, after consultation with counsel, that such proceedings and claims, individually or in the aggregate, are not material to its business or financial condition.

6.   BUSINESS SEGMENT INFORMATION:

Leavitt operates predominantly in a single industry as a manufacturer of steel tubing materials.

Leavitt's export sales are less than 10% of total revenues. Revenues and identifiable assets are related to its U.S. operations and no one other geographic area accounts for more than 10% of total revenues or 10% of total assets. In addition, no one customer or related group of customers represent more than 10% of total revenues.

7.   OTHER ACCRUED LIABILITIES:

Other accrued liabilities consist of the following:

                                                           December 31
                                                   -----------------------------
                                                      1995               1994
                                                   ----------         ----------
Accrued salaries and wages                         $  740,686         $1,269,635
Accrued vacation                                      894,254          1,069,830
Real estate taxes                                   1,088,349          1,142,680
Other current liabilities                           1,846,385          2,035,703
                                                   ----------         ----------
                                                   $4,569,674         $5,517,848
                                                   ==========         ==========

8.   SUBSEQUENT EVENT:

On May 16, 1996, UNR announced it had signed an agreement to sell the Leavitt Division to Chase Brass Industries, Inc. for $95,000,000.

                          CHASE BRASS INDUSTRIES, INC.

               UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION



The unaudited pro forma combined statements of operations give effect on a purchase accounting basis to the acquisition of the assets and operations of the UNR-Leavitt Division ("Leavitt") of UNR Industries, Inc. by Leavitt Tube Company, Inc., a wholly-owned subsidiary of Chase Brass Industries, Inc. ("Chase"). The acquisition was consummated August 30, 1996.

The consolidated balance sheet of Chase as of September 30, 1996, represents the historical balance sheet of Chase as of that date, and includes the assets and operations acquired in the Leavitt acquisition. The historical balance sheet as of September 30, 1996, has been provided in lieu of a pro forma balance sheet in accordance with Rule 11-02(c) of Regulation S-X. The consolidated balance sheet of Chase as of December 31, 1995, is provided for comparison purposes only and does not include (on a pro forma basis) the assets and operations acquired in the Leavitt acquisition.

The pro forma combined statements of operations for the nine months ended September 30, 1996, and the year ended December 31, 1995, assume the acquisition occurred at the beginning of each respective period presented. The pro forma statements ending September 30, 1996 were included because it is management's belief that this is the most current and best information available. The pro forma statement of operations for the nine months ended September 30, 1996, includes results of Leavitt for the eight months ended August 30, 1996. Results of operations for Leavitt Tube Company, Inc. for the month of September are included in the historical results of Chase for the period ended September 30, 1996.

The unaudited pro forma statements of operations are presented for illustrative purposes only and are not necessarily indicative of the operating results that would have occurred if the transactions given pro forma effect herein had been consummated as of the time reflected herein, nor are they intended to be a projection of future results of operations. It should be noted that Chase's future consolidated financial statements will reflect the acquisition as of August 30, 1996.

The pro forma adjustments are based upon available information and certain assumptions and estimates that Chase believes are reasonable and factually supportable, and which are subject to revision once appraisals, evaluations and other studies of the fair market value of Leavitt's assets and liabilities are completed. Actual purchase accounting adjustments are not expected to differ materially from the pro forma adjustments presented herein. Certain reclassifications were made to Leavitt's historical financial statements to conform to Chase's presentation.

The pro forma combined statements of operations should be read in conjunction with the consolidated financial statements of Chase Brass Industries, Inc. filed with the Securities and Exchange Commission in its Quarterly Report on Form 10-Q for the nine months ended September 30, 1996, its Annual Report on Form 10-K for the year ended December 31, 1995, and the historical financial statements of UNR Leavitt Division and Leavitt Structural Tubing Co. and Subsidiary included herein.

                          CHASE BRASS INDUSTRIES, INC.
                           CONSOLIDATED BALANCE SHEET
              (UNAUDITED; IN THOUSANDS, EXCEPT SHARE INFORMATION)

                                                                               September 30,     December 31,
                                                                                   1996             1995
                                                                               -------------     -----------
                                                          ASSETS
Current assets:
  Cash and cash equivalents                                                       $  1,516         $ 16,973
  Receivables, net of allowance for doubtful accounts and
    claims of $1,276 and $1,036 in 1996 and 1995, respectively                      44,571           28,071
  Inventories                                                                       44,119           15,975
  Prepaid expenses                                                                     690              733
  Deferred income taxes                                                              2,423              850
                                                                                  --------         --------
    Total current assets                                                            93,319           62,602
Property, plant and equipment, net                                                 103,257           38,445
Other assets                                                                         5,096            1,956
                                                                                  --------         --------
      Total assets                                                                $201,672         $103,003
                                                                                  ========         ========

                                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable                                                                $ 23,028         $ 18,900
  Accrued liabilities                                                               11,523            3,594
  Accrued income taxes                                                               3,277            3,310
  Current portion of long-term debt                                                  3,279             --
                                                                                  --------         --------
   Total current liabilities                                                        41,107           25,804
Long-term debt                                                                      82,871           18,784
Deferred income taxes                                                                8,699            4,770
                                                                                  --------         --------
    Total liabilities                                                              132,677           49,358
                                                                                  --------         --------
Commitments and contingencies                                                         --               --
                                                                                  --------         --------
Stockholders' equity:
  Common stock, $.01 par value, 25,000,000 shares authorized;
    5,964,271 and 5,960,721 shares issued and outstanding
    in 1996 and 1995, respectively                                                      60               60
  Nonvoting common stock, $.01 par value, 5,000,000 shares
    authorized; 4,100,079 shares issued and outstanding
    in 1996 and 1995                                                                    41               41
  Additional paid-in capital                                                        30,026           29,990
  Retained earnings                                                                 38,868           23,554
                                                                                  --------         --------
    Total stockholders' equity                                                      68,995           53,645
                                                                                  --------         --------
      Total liabilities and stockholders' equity                                  $201,672         $103,003
                                                                                  ========         ========


 The accompanying notes are an integral part of the consolidated balance sheet.

                          CHASE BRASS INDUSTRIES, INC.

                      NOTES TO CONSOLIDATED BALANCE SHEET

1.       SIGNIFICANT ACCOUNTING POLICIES:

         PRINCIPLES OF CONSOLIDATION AND INTERIM FINANCIAL INFORMATION

         The consolidated balance sheet as of September 30, 1996, and December 31, 1995, includes the accounts of Chase Brass Industries, Inc. ("Chase"), a Delaware corporation, and its wholly-owned subsidiaries, Chase Brass & Copper Company, Inc. ("CBCC"), a Delaware corporation, and Leavitt Tube Company, Inc. ("Leavitt"), a Delaware corporation.

         The accompanying consolidated balance sheet does not include all the information and footnote disclosures required by generally accepted accounting principles. The financial information for September 30, 1996, included herein is unaudited, and, in the opinion of management, reflects all adjustments necessary, consisting only of normal recurring adjustments, for a fair presentation of such financial information.

         On August 24, 1990, Chase acquired, through CBCC, the assets and operations of a Delaware corporation formerly named Chase Brass & Copper Company, Incorporated ("Old Chase"), pursuant to the Asset Purchase Agreement ("CBCC Purchase Agreement") dated May 10, 1990, by and between Chase, CBCC, Old Chase, BP Exploration (Alaska) Inc. ("BPE") and The Standard Oil Company (the "CBCC Acquisition"). BPE and The Standard Oil Company (collectively referred to as "BP") own all of the stock of Old Chase. The CBCC Acquisition was accounted for as a purchase.

2.       INVENTORIES:

         Inventories are stated at the lower of cost-or-market, with cost determined on the last-in, first-out (LIFO) basis. Inventories have been written down to lower of cost-or-market and such amounts are considered cost for subsequent periods. If the first-in, first-out (FIFO) method for determining cost had been used, inventories would have been approximately $3.2 million and $4.3 million higher at September 30, 1996, and December 31, 1995, respectively. Inventories consisted of the following (in thousands):

                                       September 30,     December 31,
                                           1996              1995
                                       ------------      -----------
           Raw materials                 $ 11,029         $  6,641
           Work in process                 15,875            4,903
           Finished goods                  20,048            7,952
                                         --------          -------
                                           46,952           19,496
           Tolling metal due customers     (2,833)          (3,521)
                                         --------         --------
                                         $ 44,119         $ 15,975
                                         ========         ========

                          CHASE BRASS INDUSTRIES, INC.

3.       COMMITMENTS AND CONTINGENCIES:

         In connection with the CBCC Acquisition, Chase and BP entered into a Remediation Agreement (the "Remediation Agreement"). Under the terms of the Remediation Agreement, BP is responsible for certain remediation activities attributable to environmental releases which occurred prior to the CBCC Acquisition at CBCC's manufacturing facility and the construction of a new waste water treatment plant to enable CBCC to comply with its waste water discharge permit (the "Permit"). BP also is obligated under the CBCC Purchase Agreement to indemnify Chase for liabilities arising out of certain environmental conditions that existed as of the CBCC Acquisition date. BP has performed certain activities in this regard and has acknowledged liability for certain releases of regulated substances into the environment which occurred prior to the CBCC Acquisition.

         CBCC and/or other entities named "Chase Brass & Copper Co." (which may include Old Chase or divisions of Old Chase) have been named by governmental agencies and/or private parties as a potentially responsible party ("PRP") under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA") and/or analogous state laws with respect to two sites, and may have been identified as a PRP at one additional site.

         Chase believes that CBCC has no liability for the cleanup costs related to these sites because (a) such liability is attributable to an entity that had the same or similar name to that of CBCC, such as a division or subsidiary of BP (other than the brass rod division of Old Chase), or (b) such liability arose from acts that occurred prior to the CBCC Acquisition and, therefore, BP retained such liability under the CBCC Purchase Agreement and is contractually obligated to indemnify Chase for such liabilities. To the extent CBCC incurs any cleanup costs with respect to these sites, it intends to enforce its rights under the CBCC Purchase Agreement to recover such amounts from BP.

         Preliminary studies conducted immediately prior to the CBCC Acquisition indicated that the site upon which CBCC's manufacturing facility is located has been contaminated with certain volatile organic compounds, including trichlorethylene, as well as total petroleum hydrocarbons and certain metals from historical operating practices. While Chase is aware that the site is contaminated, the full extent and magnitude of contamination has not yet been determined. Pursuant to the Remediation Agreement, BP is required to fund a comprehensive site investigation to determine the extent of contamination and appropriate cleanup methods.

                          CHASE BRASS INDUSTRIES, INC.

         Because the site investigatory activities are not yet complete, Chase presently is unable to estimate with any degree of certainty the extent of contamination or the amount of site cleanup costs associated therewith although such costs may be material. However, because BP has acknowledged its obligations with respect to site contamination attributable to Old Chase's operations, the probability that CBCC would be required to make material expenditures related to site cleanup appears to be remote. Accordingly, no reserves have been established regarding the aforementioned matters. Additionally, Chase expects no material impact on its financial position, results of operations or liquidity as a result of the existence of any other environmental conditions. However, to the extent CBCC is required to fund cleanup costs related to the remediation of contamination at its manufacturing facility as a result of BP's refusal to implement remediation activities acceptable to CBCC, such costs could have a material adverse effect on Chase's financial condition and results of operations pending the receiving of such amounts from BP. To the extent CBCC incurs cleanup costs with respect to these sites, it intends to enforce its rights under the CBCC Purchase Agreement to recover such amounts from BP. In the event Chase is entitled to recovery from BP pursuant to the CBCC Purchase Agreement, or otherwise, but is unable to collect such amounts from BP, Chase may elect to offset the amounts of such recoveries against amounts payable under the $20 million Seller Note to the extent it legally is entitled to do so.

                          CHASE BRASS INDUSTRIES, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (in thousands, except share information)

                                                              For the Year Ended December 31, 1995
                                                 ------------------------------------------------------------
                                                        Historical                       Pro Forma
                                                 -------------------------     ------------------------------
                                                    Chase         Leavitt      Adjustments         Combined
                                                 -----------    ----------     -----------        -----------
Net sales                                        $   313,097    $  156,333                        $   469,430
Cost of goods sold (exclusive of
  depreciation and amortization
  shown separately below)                            270,022       130,943                            400,965
                                                 -----------    ----------                        -----------
        Gross profit                                  43,075        25,390                             68,465
Selling, general and administrative
  expenses                                             8,264         7,244                             15,508
Depreciation and amortization                          5,537         4,314     $       486 (a)         10,337
                                                 -----------    ----------     -----------        -----------
        Operating income                              29,274        13,832            (486)            42,620
Net interest expense                                   1,530         1,753           2,719 (b)          6,002
                                                 -----------    ----------     -----------        -----------
        Income before income taxes                    27,744        12,079          (3,205)            36,618
Provision (benefit) for income taxes                  11,043         4,832          (1,282)(c)         14,593
                                                 -----------    ----------     -----------        -----------
        Net income                               $    16,701    $    7,247     $    (1,923)       $    22,025
                                                 ===========    ==========     ===========        ===========
Average shares outstanding                        10,060,800                                       10,060,800
                                                 ===========                                      ===========
Earnings per share                               $      1.66                                      $      2.19
                                                 ===========                                      ===========

  See accompanying notes to unaudited pro forma combined financial statements.

                          CHASE BRASS INDUSTRIES, INC.
              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS
                    (in thousands, except share information)


                                For the Nine Months Ended September 30, 1996
                             --------------------------------------------------
                                 Historical                     Pro Forma
                             ------------------------    ----------------------
                                Chase        Leavitt     Adjustments   Combined
                             -----------    ---------    -----------   --------


Net sales                     $  260,265    $101,890                   $  362,155

Cost of goods sold
  (exclusive of
  depreciation and
  amortization shown
  separately below)              221,485      86,378                      307,863
                              ----------    --------                   ----------

    Gross profit                  38,780      15,512                       54,292

Selling, general and
  administrative expenses          8,012       4,981                       12,993

Depreciation and
 amortization                      4,216       2,742     $   458 (a)        7,416
                              ----------    --------     -------       ----------

    Operating income              26,552       7,789        (458)          33,883

Net interest expense               1,228         993       2,431 (b)        4,592
                              ----------    --------     -------       ----------

    Income before income
      taxes                       25,324       6,856      (2,889)          29,291

Provision (benefit) for
  income taxes                    10,010       2,742      (1,156)(c)       11,596
                              ----------    --------     -------       ----------

    Net income                $   15,314    $  4,114     $(1,733)      $   17,695
                              ==========    ========     =======       ==========

Average shares outstanding    10,062,501                               10,062,501
                              ==========                               ==========

Earnings per share            $     1.52                               $     1.76
                              ==========                               ==========




  See accompanying notes to unaudited pro forma combined financial statements.

                          CHASE BRASS INDUSTRIES, INC.
        NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS


The following is a summary of adjustments reflected in the pro forma combined statements of operations. The statement of operations for the nine months ended September 30, 1996, includes results of Leavitt for the eight months ended August 30, 1996. Results of operations for Leavitt Tube Company, Inc. for the month of September are included in the historical results of Chase for the period ended September 30, 1996.

(a) As of the acquisition date, Leavitt's property, plant and equipment was increased $31.3 million over its then-current book value to reflect the estimated fair value of the assets purchased. Assets totaling $4.4 million were recorded as of the acquisition date to reflect a non-compete agreement, a supply agreement with an affiliate of UNR Industries, Inc.
     and to reflect actual purchase price in excess of the fair market value of the assets acquired. The pro forma adjustment reflects the impact on earnings of the additional depreciation and amortization expenses, which have been computed using the straight-line method over the estimated useful lives.

                 buildings and improvements         39 years
                 machinery and equipment            15 years
                 goodwill                           15 years
                 intangible assets                   5 years

(b) The acquisition was funded by a combination of cash on hand and acquisition debt. The pro forma adjustment reflects the incremental interest expense associated with the acquisition debt and the elimination of Chase's interest income on cash invested prior to the acquisition, partially offset by the elimination of interest expense on the portion of Leavitt debt not assumed by Chase. The acquisition debt balance as of August 30, 1996, was $61.7 million, and the estimated effective interest rate was 6.5% per annum.

(c) Recognition of the estimated income tax effects of the pro forma adjustments outlined above at an effective income tax rate of 40%.

                                  SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                       CHASE BRASS INDUSTRIES INC.

Date: November 12, 1996                By: /S/  MARTIN V. ALONZO
                                           -------------------------------------
                                           Martin V. Alonzo
                                           Chairman of the Board,
                                           President and Chief Executive Officer

                          CHASE BRASS INDUSTRIES, INC.
                                 EXHIBIT INDEX

Exhibit                          Description                                                                                 Page
-------                          -----------                                                                                 ----
   2.1          Sale and Purchase Agreement dated as of May 15, 1996, among Chase Brass Industries, Inc., Leavitt
                Structural Tubing Co. and UNR Industries, Inc. (incorporated by reference to Exhibit 2.1 to Registrant's
                Form 10-Q for the quarter ended June 30, 1996).

   2.2          Assignment and Assumption Agreement dated June 27, 1996, by and between Chase Brass Industries, Inc. and
                Leavitt Tube Company, Inc. (incorporated by reference to Exhibit 2.3 to Registrant's Form 10-Q for the quarter ended June 30, 1996).

   2.3          Amendment No. 1 to Sale and Purchase Agreement dated as of July 1, 1996, by and among Chase Brass
                Industries, Inc., Leavitt Tube Company, Inc., Leavitt Structural Tubing Co. and UNR Industries, Inc.
                (incorporated by reference to Exhibit 2.2 to Registrant's Form 10-Q for the quarter ended June 30,
                1996).

   2.4**        Amendment No. 2 to Sale and Purchase Agreement dated as of August 29, 1996, among Chase Brass
                Industries, Inc., Leavitt Tube Company, Inc., Leavitt Structural Tubing Co. and UNR Industries, Inc.

  23.1*         Consent of Arthur Andersen LLP.

  99.1**        Credit Agreement by and among Chase Brass Industries, Inc., the banks referred to therein and PNC Bank,
                National Association, as Agent, dated as of August 30, 1996.

  99.2**        Press Release of Registrant dated August 30, 1996.

 *  Filed herewith.

**  Previously filed with the Registrant's Form 8-K dated September 12, 1996.